Exhibit 99.1

CONFIDENTIAL GENERAL RELEASE

1.             This Confidential General Release (hereafter “Release”) is hereby entered into by Stephen J. Russo (hereafter “Russo”) for the consideration stated below.

2.             Russo’s employment with Westaff (USA), Inc. (hereafter “Westaff”) terminated on or about March 7, 2006 (hereafter “the Termination Date”).  Russo has been or will be paid his present salary and accrued, but unused vacation pay through the Termination Date, plus two weeks’ pay in lieu of notice.  Russo desires to fully resolve all claims which he has or may have against Westaff arising out of or relating to his former employment relationship with Westaff, and arising out of or relating to the termination of that relationship.  Russo understands that in providing the consideration described below, Westaff denies any liability in connection with his employment or its termination.

3.             Russo understands and agrees that in consideration for his promises and covenants contained herein, Westaff will pay Russo in one lump sum an amount equivalent to five (5) month’s of his most recent base salary or $91,667.00, less appropriate withholdings.  Additionally, Westaff will pay to the Principal Health Plan an amount equivalent to Westaff’s portion of Russo’s COBRA continuation coverage payments to allow Russo medical, dental and vision coverage in the Principal Health Plan through August 7, 2006.  Russo’s participation in all other Westaff employee benefit plans ended as of the Termination Date.

4.             Russo, with full understanding of the contents and legal effect of this Release, and after having had the opportunity to consult with legal counsel, promises to and does hereby completely release and forever discharge Westaff and any of its former or presently affiliated or related companies or divisions or parent companies, and its present and former officers, directors, agents, shareholders, attorneys, employees, successors and assigns (hereafter, collectively, the “Releasees”), from any and all claims of any and every kind, nature and character, known or unknown, which he may now have, or has ever had, against the Releasees.

5.             Russo understands that this Release is a full and final release covering all known and unknown claims, and he waives all rights or benefits that he may have now or in the future, under the terms of Section 1542 of the California Civil Code which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.             Russo represents that he has read this Release, is fully aware of its contents and of its legal effect, that this Release reflects the entire agreement by Russo with Westaff and that he freely, knowingly, and voluntarily entered into it.  Russo understands that under the Older Worker Benefits

Protection Act, he has the right to take as long as 21 days within which to consider this Release before signing it.  Russo further understands that he has the right, for a period of 7 days following his execution of the Release, to revoke this Release.

7.             If any provision of this Release is unenforceable, the remainder of this Release shall nonetheless remain binding and in effect.  Russo remains bound by the post-employment obligations of his July 1, 2004 Westaff Employment Contract, as amended.

8.             This Release describes the complete agreement by Russo with Westaff and supersedes any and all prior agreements, promises or inducements concerning its subject matter.

Dated:	March 10, 2006	/s/ Stephen J. Russo
Stephen J. Russo